Exhibit 99.1

Greatbatch, Inc. Reports 2011 Second Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--July 27, 2011--Greatbatch, Inc. (NYSE: GB), today announced results for its second quarter ended July 1, 2011:

  Sales increased 4% over the prior year to $146.5 million, driven by 8% organic Orthopaedic revenue growth and favorable foreign currency exchange rates.
  Second quarter GAAP and Adjusted Diluted EPS increased 9% and 8%, respectively, over the prior year.
  Paid down an additional $20 million of long-term debt.
  Extended the maturity date and increased the borrowing capacity under its revolving credit facility to provide additional operational flexibility.
	Three Months Ended
(Dollars in thousands, except per share data)	July 1,	July 2,	%	April 1,	%
	2011	2010	Change	2011	Change
Sales	$146,524	$140,795	4%	$148,834	-2%

GAAP Operating Income	$18,303	$17,317	6%	$17,966	2%
GAAP Operating Income as % of Sales	12.5%	12.3%		12.1%

Adjusted Operating Income*	$18,417	$17,812	3%	$18,723	-2%
Adjusted Operating Income as % of Sales	12.6%	12.7%		12.6%

GAAP Diluted EPS	$0.36	$0.33	9%	$0.51	-29%
Adjusted Diluted EPS*	$0.43	$0.40	8%	$0.46	-7%

* See Tables A and B at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

“Our diversified revenue base and long-term strategic investments have enabled us to grow and increase profitability in the second quarter despite the challenges in our underlying markets,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “Our Orthopaedic product line reported strong organic revenue growth and was a significant contributor to our solid second quarter results. Additionally, we continued to invest in and made good progress on our medical device initiatives, which saw further momentum build during the quarter.”

Second Quarter Results

Second quarter 2011 sales grew 4% over the prior year period to $146.5 million, reflecting 8% constant currency growth in Orthopaedic revenue. Additionally, second quarter sales included the impact of foreign currency exchange rate fluctuations, which benefitted sales by approximately $5 million compared to the prior year. Excluding the benefit of foreign currency exchange rate fluctuations, sales were up 1% over the prior year period despite a slowdown in the CRM market and tough comparisons for our Vascular Access and Electrochem product lines. Orthopaedic revenue growth for the quarter reflects customer product launches, as well as market share gains as a result of the investments made in this product line over the last several years.

Gross profit was $46.6 million, or 31.8% of sales, in the second quarter of 2011, compared to $45.5 million, or 32.3% of sales, for the comparable 2010 period. The increase in gross profit primarily resulted from the higher sales volumes discussed above. The decrease in gross profit as a percentage of sales from the prior year was primarily due to an increase in performance-based compensation, price concessions made to our larger OEM customers near the end of 2010, as well as a higher mix of lower margin Orthopaedic revenue partially offset by higher production volume and the Company’s various productivity initiatives.

Selling, general and administrative (“SG&A”) expenses increased to $17.6 million, or 12.0% of sales, for the second quarter of 2011 compared to $16.5 million, or 11.7% of sales, for the same period of 2010. SG&A expenses for the quarter were consistent with our expectations and included higher professional and consulting costs incurred in connection with our medical device initiatives, as well as the negative impact from foreign currency exchange rate fluctuations in comparison to the prior year.

Net research, development and engineering costs (“RD&E”) for the 2011 second quarter were $11.3 million, consistent with the $11.2 million for the comparable 2010 period, as the Company continues to invest resources in developing complete medical devices for its OEM customers. During the second quarter of 2011, the Company incurred $5.6 million of RD&E expenses related to the development of medical devices, including $0.6 million of design verification testing (“DVT”) costs related to the QiG Group’s development of a neuromodulation platform.

GAAP operating income for the second quarter of 2011 was $18.3 million, compared to $17.3 million for the 2010 second quarter, representing a 6% increase. Adjusted operating income was $18.4 million, or 12.6% of sales in the second quarter of 2011, compared to $17.8 million, or 12.7% of sales, for the comparable 2010 period. See Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The 2011 second quarter GAAP and adjusted effective tax rates were 33.0% and 33.3%, respectively, compared to 35.0% for the same periods of 2010. The 2011 rates include the benefit of the R&D tax credit, which was reinstated in the fourth quarter of 2010 and extends through the end of 2011.

GAAP and adjusted diluted EPS for the second quarter of 2011 were $0.36 and $0.43 per share, respectively, compared to $0.33 and $0.40 per share, respectively, for the second quarter 2010. This represents an increase of 9% and 8%, respectively, over the prior year. See Table B at the end of this release for a reconciliation of GAAP net income and EPS to adjusted net income and EPS and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the second quarter of 2011 were approximately $13 million compared to $23 million in the 2010 period. This decrease was primarily due to the timing of cash receipts. We currently expect that cash flow from operations will continue to be used to support RD&E investment, capital expenditures and to further pay down debt. During the second quarter of 2011, the Company repaid $20 million of long-term debt. Additionally, during the second quarter the Company amended its revolving credit facility to extend the maturity date five years to 2016, to increase the borrowing capacity to $400 million, and to allow for the repayment of its 2.25% Convertible Subordinated Debentures due in June 2013.

CFO Comments

“During the quarter, we carried over the momentum from the first three months of the year and delivered another quarter of strong financial results,” commented Thomas J. Mazza, Senior Vice President & CFO. “We are pleased with our positive first half results and are revising our 2011 guidance ranges accordingly. With that said, we remain cautious regarding the second half of 2011 due to the headwinds facing our markets, particularly within our CRM product line. During the quarter, we also took steps to secure our long-term capital resources by extending the maturity date and increasing the borrowing capacity of our revolving credit facility. This new agreement, combined with our continuing strong cash generation, will provide us with the financial flexibility needed to deliver on our long-term growth objectives.”

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	July 1,	July 2,	%	April 1,	%
Product Line	2011	2010	Change	2011	Change
Greatbatch Medical
CRM/Neuromodulation	$77,724	$78,838	-1%	$78,037	0%
Vascular Access	10,769	11,007	-2%	10,474	3%
Orthopaedic	37,922	30,488	24%	39,589	-4%
Total Greatbatch Medical	126,415	120,333	5%	128,100	-1%
Electrochem	20,109	20,462	-2%	20,734	-3%
Total sales	$146,524	$140,795	4%	$148,834	-2%

Greatbatch Medical

CRM and Neuromodulation sales for the second quarter of 2011 decreased 1% compared to the prior year period and were consistent with the sequential 2011 first quarter. During the first two quarters of 2011, CRM revenue included the benefit of customer inventory builds and product launches, which was offset by continued pricing pressure, as well as the overall slowdown in the underlying CRM market. Currently, we believe that customer inventory builds are now complete and will not recur in the second half of 2011.

Second quarter 2011 sales for the Vascular Access product line decreased 2% to $10.8 million, compared to prior year sales of $11.0 million, which included the benefit of customer inventory re-stocking. In comparison to the sequential 2011 first quarter, sales increased 3%.

Orthopaedic product line sales of $37.9 million for the second quarter of 2011 were 24% above the $30.5 million for the comparable 2010 period. Second quarter 2011 Orthopaedic sales included the favorable impact of foreign currency exchange rate fluctuations, which increased sales by approximately $5 million compared to the prior year. Excluding this benefit, sales were up 8% over the prior year period despite slower than expected underlying market growth. This increase occurred across all product lines, which benefitted from customer product launches, as well as from market share gains during the quarter. These market share gains are a result of the investments made over the last several years to expand capabilities, shorten lead times, and improve quality and on-time delivery. We expect Orthopaedic revenue to continue to benefit from these factors for the remainder of 2011, which will be partially offset by seasonal slow-downs in the third quarter.

Electrochem

Second quarter 2011 sales for the Electrochem business segment decreased 2% to $20.1 million compared to $20.5 million in the second quarter of 2010, which included the benefit of customer inventory re-stocking. Electrochem revenues reflect continued strength in the energy and environmental markets. We currently expect Electrochem revenue for the second half 2011 will be below the run-rate for the first two quarters, due to seasonality in the energy market and the timing of inventory pulls by our environmental customers.

Financial Guidance

Given the results for the first two quarters, as well as our expectations for the remainder of the year, we are revising our guidance ranges provided at the beginning of the year as follows:

	Previous Guidance	Revised Guidance
Sales:	$540 million - $560 million	$550 million - $570 million
Adjusted Operating Income as a % of Sales:	12.0% - 13.0%	12.0% - 13.0%
Adjusted Diluted EPS:	$1.55 - $1.65	$1.60 - $1.70

It is important to note that foreign currency exchange rate fluctuations added approximately $6 million to revenue for the first two quarters of 2011 in comparison to 2010. It also is important to note that foreign currency exchange rate fluctuations do not materially impact the Company’s operating income as the benefit from higher revenue levels are naturally offset by a corresponding increase in production and SG&A costs.

Conference Call

The Company will host a conference call on Wednesday, July 27, 2011 at 5:00 p.m. EDT to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. EDT on July 27, 2011 until August 3, 2011. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 50041424.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change governing convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses), (ix) gain/loss on the sale of investments and (x) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010
Operating income as reported	$18,303	$17,317	$36,269	$31,313
Adjustments:
Medical device DVT expenses (RD&E)	634	-	1,224	-
Consolidation costs	22	536	261	856
Integration expenses	-	8	-	130
Asset dispositions and other	(542)	(49)	(614)	501
Adjusted operating income	$18,417	$17,812	$37,140	$32,800
Adjusted operating margin	12.6%	12.7%	12.6%	12.0%

Table B: Net Income and Diluted EPS Reconciliation

A reconciliation of GAAP net income and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010
Income before taxes as reported	$12,764	$11,981	$30,591	$20,515
Adjustments:
Medical device DVT expenses (RD&E)	634	-	1,224	-
Consolidation costs	22	536	261	856
Integration expenses	-	8	-	130
Asset dispositions and other	(542)	(49)	(614)	501
(Gain) loss on cost method investments	317	-	(4,232)	-
Note conversion option discount amortization	2,101	1,950	4,163	3,865
Adjusted income before taxes	15,296	14,426	31,393	25,867
Adjusted provision for income taxes	5,100	5,049	10,378	9,053
Adjusted net income	$10,196	$9,377	$21,015	$16,814
Adjusted diluted EPS	$0.43	$0.40	$0.88	$0.71
Number of shares	23,838	23,926	23,767	23,946

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010

Sales	$146,524	$140,795	$295,358	$272,824
Cost of sales	99,920	95,336	201,584	185,701
Gross profit	46,604	45,459	93,774	87,123
Operating expenses:
Selling, general and administrative expenses	17,571	16,470	36,220	32,122
Research, development and engineering costs, net	11,250	11,177	21,638	22,201
Other operating (income) expense, net	(520)	495	(353)	1,487
Total operating expenses	28,301	28,142	57,505	55,810
Operating income	18,303	17,317	36,269	31,313
Interest expense	4,403	5,139	8,677	10,287
Interest income	-	(3)	(8)	(5)
(Gain) loss on cost method investments, net	317	-	(4,232)	-
Other expense, net	819	200	1,241	516
Income before provision for income taxes	12,764	11,981	30,591	20,515
Provision for income taxes	4,214	4,193	10,097	7,180
Net income	$8,550	$7,788	$20,494	$13,335

Earnings per share:
Basic	$0.37	$0.34	$0.88	$0.58
Diluted	$0.36	$0.33	$0.86	$0.57

Weighted average shares outstanding:
Basic	23,227	23,058	23,214	23,051
Diluted	23,838	23,926	23,767	23,946

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	July 1,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$36,942	$22,883
Accounts receivable, net	90,453	70,947
Inventories	110,066	101,440
Refundable income taxes	-	2,763
Deferred income taxes	7,257	7,398
Prepaid expenses and other current assets	6,354	6,078
Total current assets	251,072	211,509
Property, plant and equipment, net	146,399	146,380
Amortizing intangible assets, net	78,753	75,114
Trademarks and tradenames	20,288	20,288
Goodwill	311,816	307,451
Deferred income taxes	2,306	2,427
Other assets	9,286	13,807
Total assets	$819,920	$776,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,768	$27,989
Income taxes payable	2,758	-
Deferred income taxes	662	514
Accrued expenses and other current liabilities	36,822	32,084
Total current liabilities	75,010	60,587
Long-term debt	205,703	220,629
Deferred income taxes	66,661	64,290
Other long-term liabilities	8,517	4,641
Total liabilities	355,891	350,147
Stockholders’ equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	303,006	298,405
Treasury stock	(1,048)	(1,469)
Retained earnings	139,894	119,400
Accumulated other comprehensive income	22,154	10,470
Total stockholders’ equity	464,029	426,829
Total liabilities and stockholders’ equity	$819,920	$776,976

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com